MORGAN LEWIS

June 23, 2017

The Advisors' Inner Circle Fund III
One Freedom Valley Drive
Oaks, Pennsylvania 19456

Re: Opinion of Counsel regarding Post-Effective Amendment No. 103 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File No. 333-192858)
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Ladies and Gentlemen:

We have acted as counsel to The Advisors' Inner Circle Fund III (the "Trust"), a Delaware statutory trust, in connection with the above-referenced registration statement (as amended, the "Registration Statement"), which relates to the Trust's units of beneficial interest, with no par value per share (collectively, the "Shares"), of the following portfolio of the Trust: BNP Paribas AM Emerging Markets Total Return Fixed Income Fund (the "Fund"). This opinion is being delivered to you in connection with the Trust's filing of Post-Effective Amendment No. 103 to the Registration Statement (the "Amendment") with the U.S. Securities and Exchange Commission pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the "1933 Act"). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, copies of the following documents:

     (a) a certificate of the State of Delaware certifying that the Trust is validly existing under the laws of the State of Delaware;

     (b) the Trust's Agreement and Declaration of Trust and Amended and Restated By-Laws;

     (c) a certificate executed by Dianne M. Descoteaux, the Secretary of the Trust, certifying as to, and attaching copies of, the Trust's Agreement and Declaration of Trust and Amended and Restated By-Laws and certain resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares of the Fund; and




                               MORGAN, LEWIS & BOCKIUS LLP

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                               Philadelphia, PA 19103-2921     T +1.215.963.5000
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     (d)  a printer's proof of the Amendment.

In our capacity as counsel to the Trust, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers and representatives of the Trust. We have assumed that the Amendment, as filed with the U.S. Securities and Exchange Commission, will be in substantially the form of the printer's proof referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the terms of purchase described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
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